                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    Form 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):   September 29, 1995
                                                         -------------------



                               SUNGARD DATA SYSTEMS INC.
     ---------------------------------------------------------------------
              (Exact name of registrant specified in its charter)



            Delaware                    7379          51-0267091
       ----------------------------------------------------------------
            (State or other          (Commission    (IRS Employee
            jurisdiction of          File Number)   Identification No.)
            incorporation)



1285 DRUMMERS LANE                           WAYNE, PENNSYLVANIA       19087
--------------------------------------------------------------------------------
 (Address of principal executive offices)     (Zip Code)



          Registrant's telephone, including area code:  (610) 341-8700
                                                        --------------



--------------------------------------------------------------------------------
         (Former name and former address, if changed since last report)

Item 5.  Other Events
         ------------

         On September 29, 1995, SunGard Data Systems Inc., a Delaware corporation ("SunGard"), MACESS Corporation, an Alabama corporation ("MACESS"), and SDS Merger Inc., an Alabama corporation and wholly owned subsidiary of SunGard ("Newco"), signed an Agreement and Plan of Merger (the "Merger Agreement") and a related Agreement and Plan of Reorganization (the "Reorganization Agreement") by and among MACESS, the eight principal shareholders of MACESS (the "Principals"), SunGard and Newco, providing for the merger (the "MACESS Merger") of Newco with and into MACESS with MACESS surviving as a wholly owned subsidiary of SunGard. MACESS' principal business is providing work-flow management and document imaging systems to the healthcare industry, with an emphasis on managed healthcare providers. Total consideration for the MACESS Merger will be 1,990,000 shares of SunGard common stock, par value $.01 per share ("SunGard Common Stock"), subject to adjustment only for recapitalization, having a value of approximately $57,710,000 based on the last sale price of SunGard Common Stock on October 2, 1995 as reported on The Nasdaq Stock Market. The closing of the MACESS Merger is subject to certain conditions, including, among other conditions, certain regulatory approvals and the approval of the shareholders of MACESS. The closing of the MACESS Merger is expected to occur in November 1995. The Reorganization Agreement and Merger Agreement attached hereto as Exhibits 2.1 and 2.2, respectively, and SunGard's press release dated October 2, 1995 attached hereto as Exhibit 99.1 are incorporated herein by reference.

         On September 28, 1995, SunGard and Renaissance Software Inc., a California corporation ("Renaissance"), announced the signing of an Agreement and Plan of Merger and a related Agreement and Plan of Reorganization by and among Renaissance, the four principal shareholders of Renaissance, SunGard and a wholly owned subsidiary of SunGard, providing for the merger (the "Renaissance Merger") of such subsidiary with and into Renaissance with Renaissance surviving as a wholly owned subsidiary of SunGard. Renaissance's principal business is developing and licensing software used by financial institutions, banks and other market makers in the trading of over-the-counter interest rate derivative instruments. The closing of the Renaissance Merger is subject to certain conditions, including, among other conditions, certain regulatory approvals and the approval of the shareholders of Renaissance. The closing is expected to occur in November 1995. SunGard's press release dated September 28, 1995 attached hereto as Exhibit 99.2 is incorporated herein by reference.

         On August 31, 1995, SunGard completed the acquisition of Intelus Corporation, a Delaware corporation ("Intelus"), whereby Intelus became a wholly owned subsidiary of SunGard in accordance with an Agreement and Plan of Merger and a related Agreement and Plan of Reorganization dated August 23, 1995 (the "Intelus Merger"). Intelus' principal business is providing work-flow management and document imaging systems to the healthcare and financial services industries, with an emphasis on hospitals.

         The three business acquisitions described above will be accounted for as poolings-of-interests. Additionally, during the nine month period ended September 30, 1995, SunGard has completed five business acquisitions accounted for as purchases, none of which are expected to have a material effect on SunGard's financial condition or results of operations.

         As described in the press release attached as Exhibit 99.1, MACESS and Intelus will form the nucleus of a new business group called SunGard Technology Systems, headed by Kenneth R. Adams who was chief executive officer of SunGard's Recovery Services Group. Michael F. Mulholland, president and chief operating officer of SunGard Recovery Services Inc., has succeeded Mr. Adams as Chief Executive Officer of the Recovery Services Group. With the addition of Renaissance, SunGard is also reorganizing its trading and risk management businesses under the SunGard Trading Systems Group, formerly known as the SunGard Capital Markets Group. The SunGard Trading Systems Group will continue to be led by Cristobal I. Conde.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

         (a)  Financial Statements.

              (1)  MACESS Corporation, attached hereto as Appendix I.

                   a.   Report of Independent Auditors dated May 31, 1995.

                   b. Balance Sheets as of June 30, 1995 (unaudited) and December 31, 1994 and 1993.

                   c. Statements of Income for the six months ended June 30, 1995 and 1994 (unaudited), for the years ended December 31, 1994 and 1993, and for the year ended December 31, 1992 (unaudited).

                   d. Statements of Cash Flows for the six months ended June 30, 1995 and 1994 (unaudited), for the years ended December 31, 1994 and 1993, and for the year ended December 31, 1992 (unaudited).

                   e. Statements of Changes in Stockholders' Equity for the six months ended June 30, 1995 (unaudited), for the years ended December 31, 1994 and 1993, and for the year ended December 31, 1992 (unaudited).

                   f.   Notes to Financial Statements.


              (2)  Renaissance Software Inc., attached hereto as Appendix II.

                   a. Independent Auditors' Report dated May 17, 1995 (September 23, 1995 as to Note 8).

                   b.   Consolidated Balance Sheet as of March 31, 1995.

                   c. Consolidated Statement of Income for the year ended March 31, 1995.

                   d. Consolidated Statement of Cash Flows for the year ended March 31, 1995.

                   e. Consolidated Statement of Shareholders' Equity for the year ended March 31, 1995.

                   f.   Notes to Consolidated Financial Statements.

                   g. Condensed Consolidated Balance Sheet as of June 30, 1995 (unaudited).

                   h. Condensed Consolidated Statements of Income for the three months ended June 30, 1995 and 1994 (unaudited).

                   i. Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 1995 and 1994 (unaudited).

                   j. Notes to Condensed Consolidated Financials Statements (unaudited).

              (3)  Intelus Corporation, attached hereto as Appendix III.

                   a.   Report of Independent Accountants dated August 29, 1995.

                   b. Balance Sheets as of June 30, 1995 and 1994 (unaudited) and December 31, 1994 and 1993.

                   c. Statements of Operations for the six months ended June 30, 1995 and 1994 (unaudited) and for each of the two years in the period ended December 31, 1994.

                   d. Statements of Cash Flows for the six months ended June 30, 1995 and 1994 (unaudited) and for each of the two years in the period ended December 31, 1994.

                   e. Statements of Changes in Stockholders' Equity for the six months ended June 30, 1995 (unaudited) and for each of the two years in the period ended December 31, 1994.

                   f.   Notes to Financial Statements.

   (b)  Pro Forma Financial Information, attached hereto as Appendix IV.

        (1) Unaudited Pro Forma Combined Condensed Income Statement Data of SunGard, MACESS, Renaissance and Intelus for the six months ended June 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994.

   (c)  Exhibits.

          2.1 Agreement and Plan of Reorganization dated September 29, 1995 by and among SunGard, Newco, MACESS and the Principals.

          2.2 Agreement and Plan of Merger dated September 29, 1995 by and among SunGard, Newco and MACESS.

         23.1 Consent of Ernst & Young LLP, independent auditors, regarding such firm's report on MACESS' audited financial statements.

         23.2 Consent of Deloitte & Touche LLP, independent auditors, regarding such firm's report on Renaissance's audited consolidated financial statements.

         23.3 Consent of Coopers & Lybrand L.L.P., independent accountants, regarding such firm's report on Intelus' audited financial statements.

         99.1 Press Release dated October 2, 1995 regarding the MACESS and Intelus acquisitions.

         99.2 Press Release dated September 28, 1995 regarding the Renaissance acquisition.

                                   APPENDIX I

                              MACESS Corporation

                             Financial Statements

              June 30, 1995 (unaudited) and 1994 (unaudited) and
                 December 31, 1994, 1993 and 1992 (unaudited)
                      with Report of Independent Auditors

                              MACESS Corporation

                             Financial Statements

              June 30, 1995 (unaudited) and 1994 (unaudited) and
                 December 31, 1994, 1993 and 1992 (unaudited)



                                   Contents

Report of Independent Auditors.............................................. 1

Financial Statements

Balance Sheets.............................................................. 2
Statements of Income........................................................ 3
Statements of Cash Flows.................................................... 4
Statements of Changes in Stockholders' Equity............................... 5
Notes to Financial Statements............................................... 7

                         Report of Independent Auditors

The Board of Directors
MACESS Corporation

We have audited the accompanying balance sheets of MACESS Corporation as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MACESS Corporation at December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ERNST & YOUNG LLP
May 31, 1995
Birmingham, Alabama

                              MACESS Corporation

                                Balance Sheets

                                                                            June 30               December 31
                                                                             1995            1994             1993
                                                                      ---------------------------------------------------
                                                                          (Unaudited)
Assets
Current assets:
 Cash and cash equivalents                                              $  1,592,490     $  1,280,756    $    503,978
 Accounts receivable                                                       2,340,190        1,313,703         551,604
 Prepaid taxes                                                                    --           86,841              --
 Prepaid expenses                                                             67,384           30,984           2,445
                                                                      ---------------------------------------------------
Total current assets                                                       4,000,064        2,712,284       1,058,027
Property, plant and equipment                                                903,330          562,225         385,725
Capitalized software development costs, less accumulated
 amortization of $481,114 in 1995, $372,261 in 1994 and
 $203,381 in 1993                                                            569,353          505,231         364,202
                                                                      ---------------------------------------------------
Total assets                                                            $  5,472,747     $  3,779,740    $  1,807,954
                                                                      ===================================================

Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                                                       $    249,139     $     15,640    $     41,821
 Accrued liabilities                                                         300,323          220,133         316,929
 Taxes payable                                                               350,268               --          85,145
 Deferred taxes payable                                                      332,975          399,570          70,660
 Notes payable to stockholders due within one year                           407,465          403,317         400,000
                                                                      ---------------------------------------------------
Total current liabilities                                                  1,640,170        1,038,660         914,555
                                                                      ---------------------------------------------------

Notes payable to stockholders                                                 55,714          109,592              --
                                                                      ---------------------------------------------------
Deferred taxes payable                                                       246,115          188,360         158,790
                                                                      ---------------------------------------------------
Stockholders' equity:
  Common stock, voting                                                         2,891            2,891          14,456
  Common stock, non-voting                                                    11,565           11,565              --
  Paid-in-capital                                                             12,461           12,461              --
  Treasury stock                                                             (66,504)         (66,504)             --
  Notes receivable                                                          (241,490)        (267,750)             --
  Retained earnings                                                        3,811,825        2,750,465         720,153
                                                                      ---------------------------------------------------
Total stockholders' equity                                                 3,530,748        2,443,128         734,609
                                                                      ---------------------------------------------------
Total liabilities and stockholders' equity                              $  5,472,747     $  3,779,740    $  1,807,954
                                                                      ===================================================

See accompanying notes.

                              MACESS Corporation

                             Statements of Income

                                            Six months ended June 30                      Year ended December 31
                                              1995            1994               1994               1993              1992
                                     ---------------------------------------------------------------------------------------------
                                                  (Unaudited)                                                      (Unaudited)
Net sales                               $  6,514,555     $  5,597,064       $ 10,314,617       $  6,470,204      $  1,871,653
Cost of sales                              2,379,868        1,716,353          3,983,625          2,877,628           488,451
                                     ---------------------------------------------------------------------------------------------
                                           4,134,687        3,880,711          6,330,992          3,592,576         1,383,202
Operating expenses:
 General and administrative:
  Salaries                                 1,166,086          831,521          1,618,875            896,236           452,482
  Other                                      683,134          267,821            602,505            345,093           377,581
 Selling:
  Salaries                                   388,696          282,487            564,974            279,532           150,828
  Other                                      139,762           99,149            202,072            190,698           169,634
 Research and development                     46,940            9,799             56,301             16,300            32,878
                                     ---------------------------------------------------------------------------------------------
Income from operations                     1,710,069        2,389,934          3,286,265          1,864,717           199,799

Interest expense                              25,371           18,801             44,276             56,057            80,686
Loss on disposal of assets                        --               --             73,213            201,370                --
                                     ---------------------------------------------------------------------------------------------
                                           1,684,698        2,371,133          3,168,776          1,607,290           119,113

Provision for taxes                          623,338          853,608          1,138,464            499,595                --
                                     ---------------------------------------------------------------------------------------------
Net income                              $  1,061,360     $  1,517,525       $  2,030,312       $  1,107,695      $    119,113
                                     =============================================================================================

See accompanying notes.

                              MACESS Corporation

                           Statements of Cash Flows

                                                          Six months ended June 30                Year ended December 31
                                                           1995             1994            1994            1993           1992
                                                    -------------------------------------------------------------------------------
                                                               (Unaudited)                                              (Unaudited)
Cash flows from operating activities:
Net income                                              $  1,061,360   $  1,517,525    $  2,030,312   $  1,107,695   $    119,113
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
  Depreciation and amortization                              214,431        153,800         326,417        280,199        181,919
  Provision for deferred taxes                                (8,840)       354,656         358,480        229,450             --
  Loss on disposal of assets                                      --             --          73,213        201,370             --
  Change in assets and liabilities:
    Accounts receivable                                   (1,026,487)      (954,018)       (762,099)      (545,694)      (133,672)
    Prepaid expenses                                         (36,400)            --         (28,539)        (2,445)            --
    Accounts payable and accrued liabilities                 313,689        (50,949)       (122,977)       252,628       (264,054)
    Taxes                                                    437,109        227,633        (171,986)        85,145             --
                                                    -------------------------------------------------------------------------------
  Total adjustments                                         (106,498)      (268,878)       (327,491)       500,653       (215,807)
                                                    -------------------------------------------------------------------------------
Net cash provided (used) by operating activities             954,862      1,248,647       1,702,821      1,608,348        (96,694)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements            (446,683)      (190,877)       (389,749)      (277,206)       (17,203)
Additions to capitalized software development costs         (172,975)      (114,571)       (327,410)      (312,221)      (133,692)
                                                    -------------------------------------------------------------------------------
Net cash used in investing activities                       (619,658)      (305,448)       (717,159)      (589,427)      (150,895)
                                                    -------------------------------------------------------------------------------
Cash flows from financing activities:
Issuance of notes payable                                         --             --              --             --        319,000
Issuance of stock                                                 --             --              --             --          5,000
Net payments on stockholder notes                            (23,470)      (170,283)       (208,884)      (640,943)            --
                                                    -------------------------------------------------------------------------------
Net cash provided (used) by financing activities             (23,470)      (170,283)       (208,884)      (640,943)       324,000
                                                    -------------------------------------------------------------------------------
Increase in cash and cash equivalents                        311,734        772,916         776,778        377,978         76,411

Cash and cash equivalents at beginning of period           1,280,756        503,978         503,978        126,000         49,589
                                                    -------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $  1,592,490   $  1,276,894    $  1,280,756   $    503,978   $    126,000
                                                    ===============================================================================

                               MACESS Corporation

                                                  Six months ended June 30                     Year ended December 31
                                                    1995             1994             1994              1993             1992
                                               ------------------------------------------------------------------------------------
                                                        (Unaudited)                                                   (Unaudited)
Supplemental disclosure of cash
flow information and non-cash transactions:
Cash paid during the period for:
 Interest                                       $      8,288      $        416      $     18,912    $         --     $     46,875
 Income taxes                                        195,069           105,000           951,970         185,000               --

Issuance of note payable for purchase of
 treasury stock                                           --           321,793           321,793              --               --
Issuance of notes receivable for sale of
 treasury stock                                           --                --           267,750              --               --

See accompanying notes.

                              MACESS Corporation

                 Statements of Changes in Stockholders' Equity


                               Common stock, par value of $.002;
                                 1,500,000 shares authorized,      Common stock, $.002 par value;
                                 1,445,600 shares issued and        6,000,000 shares authorized,
                                1,430,100, 1,430,100, 1,445,600      5,782,400 shares issued and
                                 and 1,445,600 shares outstanding      5,720,400 outstanding at
                                at June 30, 1995 and December 31,         June 30, 1995 and
                                1994, 1993, and 1992, respectively         December 31, 1994
                               -------------------------------------------------------------------
                                    Voting                           Non-Voting                        Paid-in      Treasury
                                    Shares             Amount          Shares            Amount        Capital        Stock
                               ---------------------------------------------------------------------------------------------------
Balance at December 31, 1991
 (unaudited)                         945,600     $      9,456               --       $        --   $         --  $        --
 Issuance of stock                   500,000            5,000               --                --             --           --
 Net income                               --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1992
 (unaudited)                       1,445,600           14,456               --                --             --           --
Net income                                --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1993       1,445,600           14,456               --                --             --           --
 Purchase of treasury stock               --               --               --                --             --     (321,793)
 Treasury stock sold                      --               --               --                --         12,461      255,289
 Five-for-one stock split                 --          (11,565)       5,782,400            11,565             --           --
 Net income                               --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at December 31, 1994       1,445,600            2,891        5,782,400            11,565         12,461      (66,504)

Payments on notes receivable              --               --               --                --             --           --
Net income                                --               --               --                --             --           --
                               ----------------------------------------------------------------------------------------------------
Balance at June 30, 1995
 (unaudited)                       1,445,600     $      2,891        5,782,400       $    11,565   $     12,461  $   (66,504)
                               ====================================================================================================
                                                                        Total
                                                      Retained      Stockholders'
                                       Notes          Earnings         Equity
                                     Receivable      (Deficit)        (Deficit)
                               -------------------------------------------------------
Balance at December 31, 1991
 (unaudited)                     $          --    $   (506,655)   $   (497,199)
 Issuance of stock                          --              --           5,000
 Net income                                 --         119,113         119,113
                               -------------------------------------------------------
Balance at December 31, 1992
 (unaudited)                                --        (387,542)       (373,086)
Net income                                  --       1,107,695       1,107,695
                               -------------------------------------------------------
Balance at December 31, 1993                --         720,153         734,609
 Purchase of treasury stock                 --              --        (321,793)
 Treasury stock sold                  (267,750)             --              --
 Five-for-one stock split                   --              --              --
 Net income                                 --       2,030,312       2,030,312
                               -------------------------------------------------------
Balance at December 31, 1994          (267,750)      2,750,465       2,443,128

Payments on notes receivable            26,260              --          26,260
Net income                                  --       1,061,360       1,061,360
                               -------------------------------------------------------
Balance at June 30, 1995
 (unaudited)                     $    (241,490)   $  3,811,825    $  3,530,748
                               =======================================================

See accompanying notes.

                               MACESS Corporation

                         Notes to Financial Statements

              June 30, 1995 (unaudited) and 1994 (unaudited) and
                 December 31, 1994, 1993 and 1992 (unaudited)

1. Basis of Presentation

MACESS Corporation (the Company) was formed December 29, 1989 for the purpose of developing and selling computer software, providing consultation, installation and training services to meet the needs of potential customers. The Company's software sales are part of a turnkey vertical market solution to meet its customers needs which include the above-mentioned services as well as support and maintenance services and ongoing software sales.

The accompanying unaudited financial statements for the six months ended
June 30, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles for interim financial information. The Company has included adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's financial position at June 30, 1995 and results of operations and cash flows for the six-month periods ended June 30, 1995 and 1994.

2. Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash equivalents, consisting primarily of money market funds, are valued at cost which approximates market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets ranging from three to five years, except for leasehold improvements which is 39 years.

                               MACESS Corporation

2. Accounting Policies (continued)

Capitalized Software

Amortization of software development costs begins at the time the product is ready for sale, and is calculated on the straight-line method over the estimated economic life of the product. Research and development costs related to software development are expensed as incurred.

Taxes

Deferred taxes are provided for differences between financial and income tax reporting.

Revenue Recognition

The Company recognizes revenue based on the terms of the contract which correlates to the percentage of completion method of accounting. The contract payment terms for software, consulting and training generally include an initial payment equal to 25% of the contract value, 50% after the computer system is installed and the final 25% 30 to 90 days after installation. The contract payment terms for hardware generally include an initial payment equal to 25% of the contract value and 75% after the computer system is installed. The Company generally does not require collateral as security for payment.

3. Property, Plant and Equipment

Property, plant and equipment, net  consists of the following:

                                            June 30         December 31
                                             1995         1994        1993
                                        ------------------------------------
                                          (Unaudited)
Furniture and equipment                   $  517,674   $ 300,114   $ 154,533
Leasehold improvements                        46,206           -      47,913
Computer equipment                           701,812     518,895     332,303
                                        -------------------------------------
                                           1,265,692     819,009     534,749
Less accumulated depreciation               (362,362)   (256,784)   (149,024)
                                        --------------------------------------
                                          $  903,330   $ 562,225   $ 385,725
                                        ======================================

                               MACESS Corporation

4. Capitalized Software Development Costs

The Company capitalized salaries and indirect costs of $172,975 for the six months ended June 30, 1995 and $327,410, $312,221 and $133,692 in 1994, 1993 and
1992, respectively, relating to the development of new software products, including product enhancements. Capitalization of software development costs begins upon the establishment of technological feasibility and continues until such software is available for sale.

The establishment of technological feasibility, the point at which the product is ready for general release, and the ongoing assessment of recoverability of capitalized software development costs requires the exercise of judgment by management. In the opinion of management, all such costs capitalized at June 30, 1995 are recoverable through anticipated future sales of the applicable products.

5. Notes Payable to Stockholders

Notes payable to stockholders consisted of the following:

                                            June 30         December 31
                                             1995         1994        1993
                                       -----------------------------------------
                                          (Unaudited)
Notes payable to stockholder,
 interest at 8%, payable on demand        $ 300,544    $ 300,544   $ 400,000
Note payable to stockholder, interest
 at 8%, payable in monthly
 installments through 1996 and
 1997                                       162,635      212,365          --
                                       -----------------------------------------
                                            463,179      512,909     400,000
Less current maturities                    (407,465)    (403,317)   (400,000)
                                       -----------------------------------------
                                          $  55,714    $ 109,592   $      --
                                       =========================================

In 1994 the Company purchased 75,000 shares of common stock from a stockholder through the issuance of a note payable of $321,793, with a balance of $212,365 at December 31, 1994. In connection with this transaction, the Company entered into a covenant not-to-compete with monthly payments of $6,250 through December 31, 1997.

                               MACESS Corporation

5. Notes Payable to Stockholders (continued)

The Company's notes payable mature as follows:

1995                      $    407,465
1996                            55,714
                         ---------------
                          $    463,179
                         ===============


6. Taxes

The Company follows the provisions of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The provision for taxes as a percentage of income before taxes differs from the U.S. federal statutory rate as follows:

                                         Six months
                                        ended June 30                   December 31
                                            1995            1994            1993            1992
                                      ---------------------------------------------------------------
                                        (Unaudited)                                      (Unaudited)
Federal provision at the current
  statutory rate                       $    572,797    $  1,077,384   $    546,479     $     40,498
Tax (benefit) resulting from:
  State tax expense                          50,541          62,414         27,023            3,573
  Adjustment to provision                        --              --         50,000               --
  Change in beginning of the year
    valuation allowance                          --                       (123,907)         (44,071)
  Other                                          --          (1,334)            --               --
                                      ---------------------------------------------------------------
                                       $    623,338    $  1,138,464   $    499,595     $         --
                                      ===============================================================

                               MACESS Corporation

6. Taxes (continued)

An analysis of the Company's tax provision is as follows:


                                   Six months
                                 ended June 30                December 31
                                     1995          1994           1993             1992
                            ---------------------------------------------------------------
                               (Unaudited)                                     (Unaudited)
Current:
   Federal                      $   579,091   $   714,484    $   247,806       $        -
   State                             53,087        65,500         22,339                -
                            ---------------------------------------------------------------
                                    632,178       779,984        270,145                -
                            ---------------------------------------------------------------
Deferred:
   Federal                           (8,122)      329,414        210,845                -
   State                               (718)       29,066         18,605                -
                            ---------------------------------------------------------------
                                     (8,840)      358,480        229,450                -
                            ---------------------------------------------------------------
                                $   623,338   $ 1,138,464    $   499,595       $        -
                            ===============================================================

The deferred tax position is as follows:

                                                 June 30             December 31
                                                   1995          1994          1993
                                           --------------------------------------------
                                              (Unaudited)
Deferred tax liabilities:
  Accrual to cash differences                 $   332,975   $   399,570   $    70,660
  Capitalized software                            209,115       154,075       134,755
  Tax over book depreciation                       37,000        34,285        24,035
                                           --------------------------------------------
                                              $   579,090   $   587,930   $   229,450
                                           ============================================

7. 401(k) Plan

The Company began a 401(k) plan in April 1994. The Plan covers substantially all of the Company's employees ages 21 and over who have completed 12 months of service. The Company matches contributions in amounts determined by the Board of Directors at the beginning of each Plan year. The Company's contribution to the Plan in 1994 was $16,500, and $30,117 for the six months ended June 30, 1995.

                               MACESS Corporation

8.  Commitments

The Company leases its office space under an operating lease. Rental expense amounted to $156,889 for the six months ended June 30, 1995, and $171,579, $108,473 and $51,911 in 1994, 1993 and 1992, respectively. Future minimum lease payments under the lease are $276,500 annually through 1999.

9.  Related Party Transactions

Effective January 1, 1993, the Company entered into a management agreement with Complete Health Services, Inc. (CHS) which terminated April 15, 1994. CHS was founded by a major shareholder of the Company and sold to an unrelated party in May 1994. In return for services provided to CHS at substantially reduced rates, CHS agreed to provide all accounting, payroll and bookkeeping functions for the Company. In connection with this agreement, the Company recognized revenue and management fee expense of $5,800 and $12,500 in 1994 and 1993, respectively.

Under the terms of the agreement, CHS also employed all employees on behalf of the Company and was fully reimbursed at the end of each month by the Company. Included in general and administrative and selling expenses is $1,058,000, and $1,373,000 in 1994, and 1993, respectively, for such reimbursed amounts.


10. Subsequent Event (unaudited)

On September 29, 1995, the Company entered into an agreement with SunGard Data Systems Inc. (SunGard) whereby all of the Company's common stock will be exchanged for approximately 1,990,000 shares of SunGard's common stock.

                                  APPENDIX II

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
 Renaissance Software, Inc.:

We have audited the accompanying consolidated balance sheet of Renaissance Software, Inc. and its subsidiaries as of March 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Renaissance Software, Inc. and its subsidiaries as of March 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
May 17, 1995 (September 23, 1995 as to Note 8)
San Jose, California

RENAISSANCE SOFTWARE, INC.

CONSOLIDATED BALANCE SHEET
MARCH 31, 1995 (In thousands, except share amounts)
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and equivalents                                             $ 5,500
  Accounts receivable                                                3,725
  Notes receivable from employees                                       40
  Prepaid expenses                                                     178
  Deferred income taxes                                                332
                                                                   -------

           Total current assets                                      9,775

PROPERTY AND EQUIPMENT, Net                                          1,651

NOTES RECEIVABLE FROM EMPLOYEES                                          8

OTHER ASSETS                                                           115
                                                                   -------

TOTAL                                                              $11,549
                                                                   =======

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $   503
  Accrued compensation and related benefits                            761
  Deferred revenue                                                     246
  Other accrued liabilities                                            337
  Income taxes payable                                                 880
                                                                   -------

           Total current liabilities                                 2,727
                                                                   -------

DEFERRED INCOME TAXES                                                   28
                                                                   -------

SHAREHOLDERS' EQUITY:
  Convertible preferred stock, no par value; 20,000,000 shares authorized; 2,560,000 shares outstanding; $2,560 aggregate
    liquidation preference                                           2,000
  Common stock, no par value; 30,000,000 shares authorized;
    5,053,870 shares outstanding                                     3,520
  Notes receivable from shareholders                                (2,076)
  Deferred compensation                                                (20)
  Retained earnings                                                  5,370
                                                                   -------

           Total shareholders' equity                                8,794
                                                                   -------

TOTAL                                                              $11,549
                                                                   =======

See notes to consolidated financial statements.

RENAISSANCE SOFTWARE, INC.

CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED MARCH 31, 1995 (In thousands)
--------------------------------------------------------------------------------

NET REVENUES:
  Licenses                                                        $ 8,874
  Services                                                          3,653
                                                                  -------

        Total net revenues                                         12,527
                                                                  -------

COSTS AND EXPENSES:
  Research and development                                          3,393
  Selling, marketing and support                                    3,798
  General and administrative                                        1,748
                                                                  -------

        Total costs and expenses                                    8,939
                                                                  -------

INCOME FROM OPERATIONS                                              3,588

OTHER INCOME, Net                                                     159
                                                                  -------

INCOME BEFORE INCOME TAXES                                          3,747

PROVISION FOR INCOME TAXES                                          1,370
                                                                  -------

NET INCOME                                                        $ 2,377
                                                                  =======

See notes to consolidated financial statements.

RENAISSANCE SOFTWARE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED MARCH 31, 1995 (In thousands)
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                             $ 2,377
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                             599
    Amortization of deferred compensation                                                     26
    Loss on disposal of fixed assets                                                           8
    Interest accrued on notes receivable from shareholders                                   (92)
    Deferred income taxes                                                                   (304)
    Changes in operating assets and liabilities:
      Accounts receivable                                                                 (1,975)
      Prepaid income taxes                                                                 1,064
      Prepaid expenses and other assets                                                     (171)
      Accounts payable                                                                       151
      Accrued liabilities and deferred revenue                                               515
      Income taxes payable                                                                   880
                                                                                         -------

           Net cash provided by operating activities                                       3,078
                                                                                         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                                     (1,055)
  Collection of notes receivable                                                              69
                                                                                         -------

           Net cash used in investing activities                                            (986)
                                                                                         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                                                     2
  Repurchase of common stock                                                                 (95)
                                                                                         -------

           Net cash used in financing activities                                             (93)
                                                                                         -------

NET INCREASE IN CASH AND EQUIVALENTS                                                       1,999

CASH AND EQUIVALENTS - Beginning of year                                                   3,501
                                                                                         -------

CASH AND EQUIVALENTS - End of year                                                       $ 5,500
                                                                                         =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
 Income taxes paid                                                                       $   378
                                                                                         =======

NONCASH INVESTING AND FINANCING ACTIVITIES -
  Issuance of common stock in exchange for notes receivable                              $    81
                                                                                         =======

See notes to consolidated financial statements.

RENAISSANCE SOFTWARE, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
YEAR ENDED MARCH 31, 1995 (In thousands, except share amounts)
--------------------------------------------------------------------------------

                                                                                       Notes
                                       Preferred Stock          Common Stock        Receivable
                                     -------------------     ------------------        from          Deferred      Retained
                                     Shares       Amount     Shares      Amount    Shareholders    Compensation    Earnings   Total
BALANCES, April 1, 1994            2,560,000    $   2,000   5,102,770    $3,453      $(1,923)          $(46)        $3,085   $6,569

Issuance of common stock for cash                               5,800         2                                                   2
Issuance of common stock in
  exchange for notes receivable                                90,000        81          (81)                                     -
Repurchase of common stock                                   (144,700)      (16)          13                           (92)     (95)

Collection of notes receivable                                                             7                                      7
Interest accrued on notes
  receivable from shareholders                                                           (92)                                   (92)

Amortization of deferred
  compensation                                                                                           26                      26
Net income                                                                                                           2,377    2,377
                                   ---------    ---------   ---------    ------      -------           ----         ------   ------

BALANCES, March 31, 1995           2,560,000    $   2,000   5,053,870    $3,520      $(2,076)          $(20)        $5,370   $8,794
                                   =========    =========   =========    ======      =======           ====         ======   ======

See notes to consolidated financial statements.

RENAISSANCE SOFTWARE, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED MARCH 31, 1995
--------------------------------------------------------------------------------


1.   BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business - Renaissance Software, Inc. (the Company) is engaged in the development, marketing and sale of software products and services for use in the financial services and capital markets industries.

     Basis of Presentation - The consolidated financial statements include the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Cash and Equivalents - Cash equivalents consist of highly liquid debt instruments purchased with original maturities of ninety days or less.

     Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from four to seven years.

     Software Development Costs - Software development costs are expensed as incurred until technological feasibility is established, at which time any additional costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized through March 31, 1995.

     Revenue Recognition - Revenue from software licenses is recognized upon installation and when no significant obligations remain outstanding. When the Company receives payment prior to installation or fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and are recognized as revenue upon installation or fulfillment of significant vendor obligations. Contract revenues are generally recognized upon completion of milestones and when such amounts are billable. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Revenue from customer training, support, and other services is recognized as the service is performed.

     Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires an asset and liability approach for financial accounting and reporting of income taxes.

2.   NOTES RECEIVABLE

     The notes receivable from employees are unsecured, bear interest at 5% to 6% per annum and are due September 1995 through February 1997.

3.   PROPERTY  AND  EQUIPMENT

     Property and equipment at March 31, 1995 consist of the following (in thousands):


        Equipment                                                 $ 2,245
        Furniture and fixtures                                        555
        Purchased software                                            296
                                                                  -------
                                                                    3,096
        Accumulated depreciation                                   (1,445)
                                                                  -------

                                                                  $ 1,651
                                                                  =======

4.   SHAREHOLDERS' EQUITY

     Convertible Preferred Stock

     Convertible preferred stock at March 31, 1995 consists of the following:

                                           Shares
                                 ------------------------
                                 Designated       Issued          Amount

        Series A                   200,000              -      $        -
        Series B-1               1,620,000      1,620,000         900,000
        Series B-2                 540,000        540,000         600,000
        Series B-3                 400,000        400,000         500,000
                                ----------     ----------      ----------

                                 2,760,000      2,560,000      $2,000,000
                                ==========     ==========      ==========

     The holders of convertible preferred stock are entitled to receive dividends, prior and in preference to holders of common stock, when and if declared by the Board of Directors. Each share of convertible preferred stock has voting rights equal to its common stock equivalents and is entitled to a liquidation preference of $1.00 per share.

     Beginning June 30, 1995, each share of Series B-1, B-2 and B-3 preferred stock is convertible into 1-1/8 shares of common stock at the option of the holder. Such conversions are based on the initial conversion rate, as defined in the stock purchase agreements, and are subject to certain antidilution provisions. All outstanding shares of preferred stock automatically convert to common stock upon the closing of an underwritten public offering of the Company's common stock yielding proceeds in excess of $7,500,000 and $3.00 per share.

     The Company has reserved 2,880,000 shares of common stock for future conversion of convertible preferred stock.

     Common Stock and Stock Option Plan

     In fiscal 1993, the Board of Directors approved the Renaissance Software, Inc. 1992 Equity Incentive Plan (the Plan), which provides for the issuance of up to 4,250,000 shares of common stock, incentive stock options and nonqualified stock options. At March 31, 1995, a total of 3,183,870 shares of common stock have been issued under the Plan, net of repurchases.

     Common stock is issued at fair market value, as determined by the Board of Directors, and generally vests over a period of three to five years. The Company may repurchase such stock at the original issue price for unvested shares. At March 31, 1995 there were 1,108,914 unvested shares. Options are granted at fair market value, as determined by the Board of Directors, and generally vest over a period of five years.

     In fiscal 1995, the Company issued common stock to certain officers and employees in exchange for notes receivable. The common stock vests ratably over a period of three to five years. The notes receivable from the sale of common stock bear interest at 5% to 10% and are due through 1997.

     Option activity under the incentive and nonqualified stock option plan for fiscal 1995 is as follows:

                                                     Shares      Exercise
                                                  Under Option    Price

        Balance, April 1, 1994                        64,400     $.40-.75

        Exercised                                     (5,800)      .40
        Canceled                                     (14,200)     .40-.75
                                                     -------

        Balance, March 31, 1995                       44,400     $.40-.75
                                                     =======

     At March 31, 1995, options to purchase 26,600 shares of common stock were exercisable and 1,021,730 shares were available for future grant.

5.   INCOME TAXES

     The provision for income taxes for the year ended March 31, 1995 consists of the following (in thousands):


        Current:
         Federal                                                    $1,233
         State                                                         353
         Foreign                                                        88
                                                                    ------

                                                                     1,674
                                                                    ------
        Deferred:
         Federal                                                      (307)
         State                                                           3
                                                                    ------

                                                                      (304)
                                                                    ------

                                                                    $1,370
                                                                    ======

     Total provision for income taxes for the year ended March 31, 1995 differs from amounts computed by applying the statutory federal income tax rate to income before taxes as a result of the following (in thousands):


        Statutory federal income tax                                $1,311
        State income taxes, net of federal benefit                     289
        Research and experimentation credits                          (230)
                                                                    ------

                                                                    $1,370
                                                                    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of March 31, 1995 are as follows (in thousands):


        Deferred tax assets:
         Accruals not currently deductible                              $221
         State taxes                                                     111
                                                                        ----

                                                                         332
        Deferred tax liabilities - depreciation                          (28)
                                                                        ----

        Net deferred tax assets                                         $304
                                                                        ====

6.   LEASES

     The Company leases its facilities under operating lease agreements, which expire through April 2000. The lease agreements require the Company to pay its allocable share of property taxes, insurance and normal maintenance costs. The lease agreement for the Company's principal facility includes a five-year renewal option.

     Following is a schedule of future minimum lease payments at March 31, 1995 (in thousands):




        Years Ending
          March 31,

            1996                                               $  614
            1997                                                  582
            1998                                                  567
            1999                                                  505
            2000                                                  360
                                                               ------

            Total                                              $2,628
                                                               ======

     Rent expense for the year ended March 31, 1995 was $405,000.

7.   MAJOR CUSTOMERS

     The Company's customers primarily represent large financial institutions. During fiscal 1995, two customers accounted for 12% and 11% of the Company's revenues, respectively. Sales to customers in Europe, Japan, and Canada accounted for 39%, 13% and 4%, respectively, of fiscal 1995 revenues.

8.   SUBSEQUENT EVENT

     On September 23, 1995, the Company entered into an agreement and plan of reorganization with SunGard Data Systems Inc. (SunGard) whereby all of the Company's outstanding common and preferred stock will be exchanged for a total of 1,512,931 shares of SunGard's common stock, subject to possible adjustments as defined in the agreement.

                                   * * * * *

RENAISSANCE SOFTWARE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 1995 (In thousands, except share amounts)
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and equivalents                                             $ 6,592
  Accounts receivable                                                2,283
  Prepaid expenses and other current assets                            211
  Deferred income taxes                                                332
                                                                   -------

      Total current assets                                           9,418

PROPERTY AND EQUIPMENT, Net                                          1,580

OTHER ASSETS                                                           186
                                                                   -------

TOTAL                                                              $11,184
                                                                   =======

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $   216
  Deferred revenue                                                     251
  Other accrued liabilities                                            768
  Income taxes payable                                                 651
                                                                   -------

      Total current liabilities                                      1,886
                                                                   -------

DEFERRED INCOME TAXES                                                   28
                                                                   -------

SHAREHOLDERS' EQUITY:
  Convertible preferred stock, no par value; 20,000,000 shares authorized; 2,560,000 shares outstanding; $2,560 aggregate
   liquidation preference                                            2,000
  Common stock, no par value; 30,000,000 shares authorized;
   5,467,470 shares outstanding                                      4,066
  Notes receivable from shareholders                                (2,641)
  Deferred compensation                                                (20)
  Retained earnings                                                  5,865
                                                                   -------

      Total shareholders' equity                                     9,270
                                                                   -------

TOTAL                                                              $11,184
                                                                   =======

RENAISSANCE SOFTWARE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JUNE 30, 1995 AND 1994 (In thousands)
--------------------------------------------------------------------------------

                                                            1995       1994

NET REVENUES                                               $3,060     $2,777
                                                           ------     ------

COSTS AND EXPENSES:
  Research and development                                    918        751
  Selling, marketing and support                            1,098        806
  General and administrative                                  354        349
                                                           ------     ------

           Total costs and expenses                         2,370      1,906
                                                           ------     ------

INCOME FROM OPERATIONS                                        690        871

OTHER INCOME, Net                                             102        131
                                                           ------     ------

INCOME BEFORE INCOME TAXES                                    792      1,002

PROVISION FOR INCOME TAXES                                    297        381
                                                           ------     ------

NET INCOME                                                 $  495     $  621
                                                           ======     ======

RENAISSANCE SOFTWARE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JUNE 30, 1995 AND 1994 (In thousands)
--------------------------------------------------------------------------------

                                                              1995       1994

NET CASH PROVIDED BY OPERATING ACTIVITIES                    $1,198     $1,617

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchases of property and equipment                          (106)      (199)

CASH FLOWS FROM FINANCING ACTIVITIES -
  Repurchase of common stock                                      -         (7)
                                                             ------     ------

NET INCREASE IN CASH AND EQUIVALENTS                          1,092      1,411

CASH AND EQUIVALENTS - Beginning of period                    5,500      3,501
                                                             ------     ------

CASH AND EQUIVALENTS - End of period                         $6,592     $4,912
                                                             ======     ======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Income taxes paid                                          $  526     $  713
                                                             ======     ======

NONCASH INVESTING AND FINANCING ACTIVITIES -
  Issuance of common stock in exchange for notes receivable  $  546     $    -
                                                             ======     ======

                          RENAISSANCE SOFTWARE, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1. The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended June 30, 1995 are not necessarily indicative of the results that may be expected or the fiscal year ending March 31, 1996.

                                  APPENDIX III

                       Report of Independent Accountants
                       ---------------------------------

To the Board of Directors
Intelus Corporation

          We have audited the accompanying balance sheets of Intelus Corporation as of December 31, 1994 and 1993, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelus Corporation as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

          As discussed in Note 13, the Company has agreed to be acquired as of August 31, 1995.

          As discussed in Note 12, in 1993 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".


COOPERS & LYBRAND L.L.P.
Washington, D.C.
August 29, 1995

                              INTELUS CORPORATION
                                BALANCE SHEETS

                                                             (unaudited)
ASSETS                                                         June 30,                   December 31,
                                                     ---------------------------   ---------------------------
                                                          1995           1994           1994           1993
                                                     ------------   ------------   ------------   ------------
Current assets:
  Cash and  equivalents                              $      3,208   $     12,632   $     89,241   $     42,225
  Trade receivables, less allowance for doubtful
    accounts of $115,599, $0, $100,599 and $0           2,883,809      1,643,639      2,553,158      1,877,355
  Earned but unbilled receivables                       2,921,178      1,714,172      1,897,805      1,648,510
  Inventory                                               268,533        572,378        226,327        180,290
  Prepaid expenses                                        235,412        166,200        103,291        113,985
  Other current assets                                     41,668         17,245        108,969         11,215
                                                     ------------   ------------   ------------   ------------
      Total current assets                              6,353,808      4,126,266      4,978,791      3,873,580

Property and equipment, less accumulated
    depreciation of $432,059, $622,352, $330,281
    and $547,748                                          920,896        478,629        693,852        420,407
Software development costs, less accumulated
    amortization of $1,568,025, $1,170,641,
    $1,425,265 and $927,453                             2,965,596      2,316,584      2,701,797      1,878,050
Notes receivable                                           65,322         85,362         80,322         60,000
Other assets                                                9,780         10,729         13,240         11,203
                                                     ------------   ------------   ------------   ------------
      Total assets                                   $ 10,315,402   $  7,017,570   $  8,468,002   $  6,243,240
                                                     ============   ============   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Note payable to bank                               $  2,703,000   $  1,048,000   $  1,463,000   $    700,000
  Current portion of long-term debt                        97,085         81,044        160,212         95,590
  Current portion of lease payable                         31,986            -           34,452            -
  Subordinated debt to related parties                    500,000            -          366,668            -
  Accounts payable                                      1,433,733        993,854      1,271,974        576,963
  Accrued expenses                                        453,545        272,445        163,218        183,798
  Dividends payable                                       116,667            -              -              -
  Deferred revenue                                      2,007,008        415,859      1,900,383        790,030
                                                     ------------   ------------   ------------   ------------
      Total current liabilities                         7,343,024      2,811,202      5,359,907      2,346,381
                                                     ------------   ------------   ------------   ------------

Long-term debt                                            291,518        261,042        202,036         93,943
                                                     ------------   ------------   ------------   ------------
Long-term lease payable                                   135,695            -          150,263            -
                                                     ------------   ------------   ------------   ------------
Deferred income taxes                                     249,851        249,428        249,851        249,000
                                                     ------------   ------------   ------------   ------------
Other noncurrent liabilities                               13,458         15,090         13,459         17,537
                                                     ------------   ------------   ------------   ------------

Redeemable convertible preferred stock, par value
  $.01 per share; 2,044,445 shares authorized,
  issued and outstanding; liquidation preference
  of $2,500,000                                         2,500,000      2,500,000      2,500,000      2,500,000
                                                     ------------   ------------   ------------   ------------

Stockholders' equity:
  Common stock, par value $.001 per share;
    7,500,000 shares authorized; 3,106,143,
    3,086,310, 3,106,143 and 3,083,310 shares
    issued                                                  3,106          3,086          3,106          3,083
  Capital in excess of par value                            8,874            777          8,874            630
  Retained earnings (deficit)                            (230,124)     1,176,945        (19,494)     1,032,666
                                                     ------------   ------------   ------------   ------------
                                                         (218,144)     1,180,808         (7,514)     1,036,379
                                                     ------------   ------------   ------------   ------------
      Total Liabilities And Stockholders' Equity     $ 10,315,402   $  7,017,570   $  8,468,002   $  6,243,240
                                                     ============   ============   ============   ============

  The accompanying notes are an integral part of these financial statements.

                              INTELUS CORPORATION
                           STATEMENTS OF OPERATIONS

                                                             (unaudited)
                                                   for the six months ended June 30,        for the year ended December 31,
                                                   --------------------------------        --------------------------------
                                                       1995                1994                1994                1993
                                                   ------------        ------------        ------------        ------------
Revenues:
  Systems and products                             $  6,217,197        $  2,950,012        $  5,476,996        $  4,947,299
  Maintenance                                           893,963             744,374           1,488,408           1,348,508
                                                   ------------        ------------        ------------        ------------
                                                      7,111,160           3,694,386           6,965,404           6,295,807
                                                   ------------        ------------        ------------        ------------

Costs and expenses:
  Cost of sales and direct operating                  3,112,768             832,484           2,101,905           1,803,089
  Sales, marketing and administration                 3,261,425           2,377,853           5,140,701           3,233,447
  Amortization of software products                     392,134             230,507             497,312             376,688
  Depreciation of property and equipment                295,365              75,618             131,665             166,004
                                                   ------------        ------------        ------------        ------------
                                                      7,061,692           3,516,462           7,871,583           5,579,228
                                                   ------------        ------------        ------------        ------------
Income (loss) from operations                            49,468             177,924            (906,179)            716,579
  Interest expense                                     (152,686)            (35,677)           (149,118)            (42,341)
  Interest income                                         9,255               2,032               4,132               2,613
                                                   ------------        ------------        ------------        ------------

Income (loss) before provision for income taxes
    and cumulative effect of accounting change          (93,963)            144,279          (1,051,165)            676,851
  Provision for income taxes                                 -                   -                 (995)                 -
  Cumulative effect of accounting change                     -                   -                   -              (14,832)
                                                   ------------        ------------        ------------        ------------
Net (loss) income                                  $    (93,963)       $    144,279        $ (1,052,160)       $    662,019
                                                   ============        ============        ============        ============

  The accompanying notes are an integral part of these financial statements.

                              INTELUS CORPORATION
                           STATEMENTS OF CASH FLOWS

                                                                      (unaudited)
                                                             for the six months ended June 30,      for the year ended December 31,
                                                             --------------------------------      --------------------------------
                                                                  1995                1994             1994                1993
                                                             ------------        ------------      ------------        ------------
Cash flows from operating activities:
  Net (loss) income                                          $    (93,963)       $    144,279      $ (1,052,160)       $    662,019
  Adjustments to reconcile net (loss) income to net cash
      provided by operating activities
    Depreciation and amortization                                 515,993             317,292           670,524             542,692
    Deferred income taxes, net                                        -                   -                 851              14,832
    Cash effect of changes:
      Billed receivables                                         (330,651)            233,716          (675,803)           (466,418)
      Unbilled receivables                                     (1,023,374)            (65,663)         (249,295)           (823,008)
      Inventory                                                   (42,206)           (392,087)          (46,037)            (12,565)
      Prepaid expenses                                           (132,121)            (52,215)           10,694             (50,353)
      Other assets                                                 70,760              (5,556)          (99,791)             (5,648)
      Accounts payable                                            161,760             416,891           695,011             258,070
      Accrued expenses                                            290,327              89,075           (20,580)             77,603
      Other noncurrent liabilities                                    -                (2,447)           (4,078)             (4,894)
      Deferred revenue                                            106,625            (374,171)        1,110,353              40,023
                                                             ------------        ------------      ------------        ------------

                 Net cash provided by operating activities       (476,850)            309,114           339,689             232,353
                                                             ------------        ------------      ------------        ------------

Cash flows from investing activities:
  Purchases of fixed assets                                      (328,822)           (132,825)         (253,662)           (198,581)
  Proceeds from sale of fixed assets                                  -                   -                 -                13,276
  Capitalization of software development costs                   (678,014)           (681,223)       (1,321,059)           (978,724)
  Issuance of note receivable                                      15,000             (25,362)          (20,322)            (60,000)
                                                             ------------        ------------      ------------        ------------

                 Net cash used in investing activities           (991,836)           (839,410)       (1,595,043)         (1,224,029)
                                                             ------------        ------------      ------------        ------------

Cash flows from financing activities:
  Borrowings under note payable                                 1,240,000             428,000           863,000           1,520,000
  Payments on note payable                                            -               (80,000)         (100,000)         (1,120,000)
  Proceeds from issuance of long-term debt                        116,696             195,099           326,549             130,956
  Payments on long-term debt                                      (90,341)            (42,546)         (153,834)            (63,303)
  Payments on capital lease                                       (17,034)                -              (8,280)                -
  Proceeds from issuance of convertible demand notes              133,332                 -             366,668                 -
  Proceeds from issuance of common stock                              -                   150             8,267                 -
  Proceeds from issuance of preferred stock                           -                   -                 -               500,000
                                                             ------------        ------------      ------------        ------------

                 Net cash provided by financing activities      1,382,653             500,703         1,302,370             967,653
                                                             ------------        ------------      ------------        ------------

Net increase/(decrease) in cash and equivalents                   (86,033)            (29,593)           47,016             (24,023)

Cash and equivalents, beginning of period                          89,241              42,225            42,225              66,248
                                                             ------------        ------------      ------------        ------------

Cash and equivalents, end of period                          $      3,208        $     12,632      $     89,241        $     42,225
                                                             ============        ============      ============        ============

Noncash transactions:
  Transfer of inventory to fixed assets                      $        -          $        -        $     53,628        $     96,446
  Borrowings under capital leases                                     -                   -             192,995                 -

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                 $    152,686        $     35,677      $    149,118        $     45,094

  The accompanying notes are an integral part of these financial statements.

                              INTELUS CORPORATION
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                  Common Stock             Capital in      Retained
                                           --------------------------      Excess of       Earnings/
                                             Shares          Amount        Par Value       (Deficit)
                                           -----------    -----------     -----------     -----------
Balances, December 31, 1992                  3,083,310    $     3,083     $       630     $   370,647
  Net Income                                         -              -               -         662,019
                                           -----------    -----------     -----------     -----------
Balances, December 31, 1993                  3,083,310          3,083             630       1,032,666
  Net (loss)                                         -              -               -      (1,052,160)
  Stock issued under stock option plans         22,833             23           8,244               -
                                           -----------    -----------     -----------     -----------
Balances, December 31, 1994                  3,106,143          3,106           8,874         (19,494)
  Preferred Stock Dividend Accrued                   -              -               -        (116,667)
  Net (loss)                                         -              -               -         (93,963)
                                           -----------    -----------     -----------     -----------
Balances, June 30, 1995 - unaudited          3,106,143    $     3,106     $     8,874     $  (230,124)
                                           ===========    ===========     ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


1.   Organization

               Intelus Corporation (the Company) was incorporated on July 31, 1986, under the laws of the State of Delaware, to acquire and operate a division of Infocel, Inc. The Company is primarily engaged in the development, marketing, and maintenance of comprehensive document management systems using UNIX-based distributed computer networks.


2.   Summary of significant accounting policies

          Interim financial statements
          ----------------------------

               The interim financial statements are unaudited, but, in the opinion of management, include all necessary adjustments (which comprise only normal recurring items) required for a fair presentation of the financial position as of June 30, 1995 and 1994 and the results of operations, changes in stockholders' equity and cash flows for the six months ended June 30, 1995 and 1994.

          Revenue recognition
          -------------------

               The Company's revenues consist primarily of sales of systems and product and fees for maintenance. Systems and product revenues are recognized upon shipment of the equipment and acceptance of software by the customer in accordance with Statement of Position 91-1 Software Revenue Recognition and Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Annual maintenance fees are recorded as deferred revenue at the time of receipt and then recognized ratably over the respective maintenance period.

          Cash and cash equivalents
          -------------------------

               The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.

          Inventory
          ---------

               Inventory primarily consists of computer equipment and is valued at the lower of cost or market. Cost is determined principally on the average cost method.


                                  continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


          Fixed assets
          ------------

               Fixed assets are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 7 years. Leasehold improvements are amortized over the term of the lease or the useful life of the improvements, whichever is less.

               At the time of retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in the statement of operations.

          Software
          --------

               Purchased software is amortized over useful lives of up to 5 years on a straight-line basis. Amortization expense of $29,371 and $21,087 was recorded in 1994 and 1993, respectively.

               The Company capitalizes software development costs incurred for new products and product enhancements when technological feasibility has been established, as evidenced by a working model. Capitalization ceases when the new product or enhancement is available for general release to customers, at which time amortization of the capitalized costs begins and is included in cost of goods sold. Total amortization expense was $468,092 and $376,688 in 1994 and 1993, respectively. Capitalized software is amortized on a straight-line basis over the estimated life of the products, generally three to five years. Research and development expense, before capitalization of software development costs, amounted to approximately $1,416,000 and $1,350,000 for the years ended December 31, 1994, and 1993, respectively.

                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


          Income taxes
          ------------

               Effective January 1, 1993, the Company adopted SFAS Statement No. 109, Accounting for Income Taxes. Under SFAS 109, deferred tax liabilities and assets are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax liabilities and assets are measured by applying enacted statutory tax rates, applicable to the future years, in which deferred tax liabilities or assets are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the taxes payable for the current period and the change in deferred tax assets and liabilities during the period.

          Concentration of credit risk
          ----------------------------

               The Company sells its products to various end users in different industries and geographic locations. The Company's five largest customers accounted for approximately 37.3% and 30.5% of sales in 1994 and 1993, respectively. Accounts receivable included two diversified customers whose balances accounted for approximately 37% and 25% of the outstanding accounts receivable at December 31, 1994 and 1993, respectively.

 3.  Property and equipment

               Property and equipment consisted of the following:

                                 December 31, 1994     December 31, 1993
                                 -----------------     -----------------
Computer equipment                   $  638,983            $ 794,932
Furniture and fixtures                   86,446               65,691
Office equipment                        239,435               48,713
Leasehold improvements                   59,269               58,819
                                     ----------            ---------
                                      1,024,133              968,155

Less accumulated depreciation          (330,281)            (547,748)
                                     ----------            ---------
                                     $  693,852            $ 420,407
                                     ==========            =========


 4.  Note payable

               The Company has a promissory note payable (the Note) under a Revolving Loan Note agreement with a bank which provides for short-term borrowings of up to $1,000,000 and a $400,000 unsecured note at the bank's prime rate plus 1/2%. Borrowings under the Note are limited to 80% of eligible accounts receivable and 30% of eligible inventory. The Note is collateralized by substantially all of the Company's assets. Accrued


                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


     interest is due on demand and principal was due in full on May 31, 1993. The bank extended the Company's due date on the Note until June 30, 1995. As of December 31, 1994, the Company was in default with respect to several affirmative covenants, but was granted a waiver for all of them.

               On March 28, 1995, the Company received an increase in the maximum borrowing amount under its Revolving Loan Note Agreement with its bank. Available short-term borrowings increased to $2,500,000 and were due and payable on June 30, 1995. Borrowings under the Note were limited to 85% of eligible accounts receivable, 60% of maintenance accounts receivable (not to exceed $400,000) and 50% against inventory (not to exceed $250,000). As of March 31, 1995, the Company was in default with respect to one of the affirmative covenants, for which a waiver was received from the bank.

               On June 22, 1995, the Company received another increase in the maximum borrowing amount under its Revolving Loan Note Agreement with its bank. Available short term borrowings are now in the amount of $3,100,000, and are due and payable on September 30, 1995. Borrowings under the Note have the same limitations as the March 28, 1995 increase, except for the addition of 30% of eligible unbilled accounts receivable (not to exceed $500,000). Interest on the loan is at a floating rate of prime minus 1%. As of June 30, 1995, the Company was in default with respect to several affirmative covenants, but was granted a waiver for all of them.


               Also, under the terms of the Revolving Loan Note Agreement, there exists a Fraud Indemnification Agreement ("the Agreement") between the majority shareholder ("the Indemnitor") and the bank whereby, with respect to the existence or occurrence of a condition of fraud, as defined in the Agreement, the Indemnitor agrees to indemnify the bank from any loss, cost or expense as a result of such a condition, for all obligations between the Company and the bank.

                                  continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


 5.  Long-term debt

               The Company has a term loan agreement as part of the Revolving Loan Note Agreement (see Note 4) with the bank that permits it to borrow up to $400,000 to purchase equipment. Individual borrowings bear interest at the bank's prime rate plus 1% and are payable monthly over three years from the transaction date and are collateralized by the related equipment.
     Total borrowings outstanding under this agreement at December 31, 1994 and 1993 amounted to $362,248 and $189,533, respectively.

               The aggregate amount of future repayment of the term loan is as follows:

               Year ending
               December 31,
               ------------
                   1995           $160,212
                   1996            143,589
                   1997             58,447
                                  --------
                                  $362,248
                                  ========

               The Company is subject to certain covenants under its term loan agreement. Under the most restrictive covenant, the Company is required to maintain at all times, net worth (as defined) of not less than $1,400,000 which it has met.

                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


 6.  Capital lease obligations

               During the year the Company entered into 60 month leases for the purchase of a telephone system and a copier, with interest rates of 5.8% and 10.9% respectively. Future principal repayments under the lease are as follows:


             1995                            $ 48,251
             1996                              48,251
             1997                              48,251
             1998                              48,251
             1999                              35,486
                  Less: interest portion      (43,775)
                                             --------
                  Present value of net
                   minimum lease payments     184,715

                  Less: current portion       (34,452)
                                             --------
                                             $150,263
                                             ========

               At December 31, 1994, the cost and accumulated depreciation related to the assets held under capital lease was $192,995 and $9,650, respectively.


7.   Subordinated convertible demand note

               During the year, the Company received $366,668 in advances from its convertible preferred shareholders. The funds were used for working capital purposes, and are due by November 14, 1995. The advances bear interest at 8% up to November 14, 1995; 10% interest thereafter. At the option of the holder, up to one half of the amount advanced is convertible into common stock of the Company. The conversion price is $1.125/share of the amount advanced if not repaid by November 14, 1995; $1.53/share if the amount advanced is repaid by November 14, 1995.


                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


 8.  Redeemable convertible preferred stock

               On November 30, 1990, the Company completed a private placement of 1,600,000 shares of its Series 1 convertible preferred stock for an aggregate amount of $2,000,000. The convertible preferred stock entitles its holder to certain voting rights; to a cumulative dividend at the rate of $0.125 per share per annum accruing semi-annually from day to day, beginning on December 1, 1994 (the Accruing Dividend); to a liquidation preference over the Company's common stock in an amount equal to $1.25 per share, plus unpaid Accruing Dividend and any other dividends declared but unpaid thereon; and to convert at any time, or upon occurrence of certain events (as defined), into shares of the Company's common stock at $1.25 per share, subject to certain antidilution adjustments.

               The Company is obligated to redeem, on November 30, 1996, 1997 and 1998, one-third of the Series 1 outstanding convertible preferred stock for the per share amount of $1.25 plus unpaid Accruing Dividend and any other dividends declared but unpaid thereon.

               On June 1, 1993, the Company completed a private placement of 444,445 shares of its Series 2 convertible preferred stock for an aggregate amount of $500,000. The convertible preferred stock entitles its holders to certain voting rights; to a cumulative dividend at the rate of $0.1125 per share per annum accruing semi-annually beginning on June 1, 1997 (the Accruing Dividend); to a liquidation preference over the Company's common stock in an amount equal to $1.125 per share, plus unpaid Accruing Dividend and any other dividends declared but unpaid thereon; and to convert at any time, or upon occurrence of certain events (as defined), into shares of the Company's common stock at $1.125 per share, subject to certain antidilution adjustments.

               The Company is obligated to redeem, on each June 1, 1999, 2000 and 2001, one-third of the Series 2 outstanding convertible preferred stock for the per share amount of $1.125 plus unpaid Accruing Dividend and any other dividends declared but unpaid thereon.

                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


               Additionally, the Company is restricted from repurchasing or redeeming any of its common stock or from paying dividends on its common stock without the consent of the majority of the convertible preferred shareholders.


 9.  Stock option plan

               The 1988 nonqualified stock option plan, as amended, provides for the granting of options to purchase up to 828,916 shares of common stock to eligible employees at prices not less than the fair market value of the common stock on the date of grant. These options normally vest over a five-year period and generally expire within ten years from the date of grant. Information regarding this option plan is as follows:

                                  Number of     Option Price
                                   Options       per Share
                                  ---------     ------------
     Outstanding, December 31,
      1992                          240,000      $.05-$.50
       Granted                      252,000      $.05-$.50
       Exercised                          -
       Cancelled                     (2,000)        $.05
                                    -------
     Outstanding, December 31,
      1993                          490,000      $.05-$5.00
       Granted                      285,000      $.50-$1.00
       Exercised                    (22,833)      $.05-$.50
       Cancelled                    (84,667)        $.50
     Outstanding, December 31,      -------
      1994                          667,500      $.05-$1.00
                                    =======

     At December 31, 1994 and 1993, respectively, options for 77,667 and 159,416, shares of common stock remain available for issuance under the plan.

                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


10.  Commitments and contingencies

               The Company currently leases office space under a noncancelable operating sublease agreement. Future minimum rental commitments under the sublease agreement are as follows:

               December 31
               -----------

                   1995                  $281,682
                   1996                   288,291
                   1997                   219,147
                                         --------
                                         $789,120
                                         ========

               Under the terms of the sublease agreement, the Company is subject to scheduled annual rent escalation of two percent (2%) of the previous year's annual rent. The total amount of the base rent payment and the escalation portion is being charged to expense using the straight-line method over the term of the lease. In addition, the Company also pays an allocation of the building's operating expenses. The sublease terminates on July 31, 1997 with no renewal option.


11.  Profit-sharing plan

               The Company maintains a defined contribution profit-sharing plan under Section 401(k) of the Internal Revenue Code (the Plan) which covers substantially all of its permanent employees.

               Pursuant to the Plan, eligible participants may elect to contribute a percentage of their annual gross compensation and the Company will contribute certain additional amounts as provided by the Plan. Total contribution expense for the years ended December 31, 1994 and 1993, amounted to $23,204 and $18,713, respectively.

                                  continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


12.  Income taxes

               The Company adopted SFAS No. 109, "Accounting for Income Taxes", as of January 1, 1993. As a result of this change in accounting for income taxes, the financial statements presented have reflected a cumulative charge against income of $14,832.


               The components of the Company's net deferred tax liability are as follows:

                                                December 31,  December 31,
                                                   1994           1993
                                               -------------  ------------
      Non-current deferred tax liability:
        Capitalized software costs                $ 990,000     $ 707,000
        Property and equipment                        6,000           -

      Non-current deferred tax assets:
        Property and equipment                            -        (5,000)
        Amounts related to research credits        (349,000)     (433,000)
        Accrued liabilities                         (31,000)      (20,000)
        Net operating loss benefit                 (677,000)          -
        Accounts receivable                         (38,000)          -
                                                  ---------     ---------
                                                    (99,000)      249,000
        Less valuation allowance                    349,000           -
                                                  ---------     ---------
        Net deferred tax liability                $ 250,000     $ 249,000
                                                  =========     =========


          The types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets are capitalized software costs, fixed assets, allowance for bad debts and accrued expenses. As of December 31, 1994, the Company has the following net operating loss and general business credit carry-forwards available:


                                  Net Operating   General Business
               Expiring              Losses           Credits
               --------           -------------   ----------------

                 2005             $     -            $  8,000
                 2006                   -              96,000
                 2007                 71,000           95,000
                 2008                   -             150,000
                 2009              1,713,000             -
                                  ----------         --------
                                  $1,784,000         $349,000
                                  ==========         ========

                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


           The provision for income taxes consists of the following:

                   Year ended December 31,
                      1994         1993
                   -----------  ----------

    Federal
       Current        $ -          $  -
       Deferred        (838)          -

    State
       Current        $ -          $  -
       Deferred        (157)          -
                       -----       ------
                      $(995)       $  -
                      ======       ======


          Reconciliations between the statutory federal income tax rate and the Company's effective income tax rate as a percentage of income (loss) before provision for income taxes and cumulative effect of accounting change are as follows:

                                  Year ended December 31,
                                     1994          1993
                                 -------------  -----------

Statutory federal income
    tax rate                           (34.0)%        34.0%
Statutory state income tax
    rate                               ( 4.0)          4.0
Permanent differences                    3.7           0.0
Change in valuation allowance           33.2           0.0
Other, net                               1.2           0.0
Net operating loss                       0.0         (38.0)
                                      ------        ------
Effective tax rate                       0.1%            -%
                                      ======        ======


    The net increase in the valuation allowance from 1993 to 1994 was $349,000.

                                   continued

                                  INTELUS CORPORATION

                             NOTES TO FINANCIAL STATEMENTS

                                        ________


13. Subsequent event

           Management's plans with regard to the refinancing of the Note payable to the bank (see Note 4), included alternate financing through several venture capital sources or a potential merger opportunity. On June 15, 1995, the Company and its majority stockholders signed a letter of intent to be acquired by merger through the exchange of substantially all of the Company's outstanding common and preferred shares for shares of the acquiring entity at the exchange rate equating to a total company valuation of approximately $23 million.

                                  APPENDIX IV

         Unaudited Pro Forma Combined Condensed Income Statement Data

             The Unaudited Pro Forma Combined Condensed Income Statement Data assumes that the MACESS Merger, the Renaissance Merger and the Intelus Merger (collectively, the "Mergers") had occurred on January 1, 1992, combining the results of SunGard, MACESS, Renaissance and Intelus for the six months ended June 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994, with each of the Mergers accounted for on a pooling-of-interests basis. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that actually would have been obtained if the Mergers had been effected on the dates indicated or of the results that may be obtained in the future. Unaudited pro forma combined condensed balance sheet data as of June 30, 1995 and December 31, 1994 are not provided herein because the Mergers would not have had a material effect on SunGard's historical consolidated balance sheets. During the nine month period ended September 30, 1995, SunGard has completed five business acquisitions accounted for as purchases. Pro forma data for these acquisitions are not presented since the financial condition and results of operations as reported in SunGard's historical financial statements would not be materially different.

             The Unaudited Pro Forma Combined Condensed Income Statement Data should be read in conjunction with the historical financial statements and the related notes thereto of SunGard, MACESS, Renaissance and Intelus, all of which are included or incorporated by reference herein.

                                  Six Months Ended
                                      June 30,                    Years Ended December 31,
                                 1995          1994          1994          1993          1992
                                 ----          ----          ----          ----          ----
Revenues (as reported):
  SunGard                      $246,609      $206,744      $437,190      $381,372      $324,570
  MACESS                          6,515         5,597        10,315         6,470         1,872
  Renaissance/(1)/                8,156         5,325        12,527        10,271         9,054
  Intelus                         7,111         3,694         6,965         6,296         4,795
                               --------      --------      --------      --------      --------
Pro Forma Combined             $268,391      $221,360      $466,997      $404,409      $340,291
                               ========      ========      ========      ========      ========

Net income (as reported):
  SunGard                       $23,339       $19,841       $43,087       $38,474/(5)/  $25,808
  MACESS                          1,061         1,518         2,030         1,108           119
  Renaissance/(1)/                1,923         1,011/(6)/    2,377           985/(6)/    1,418
  Intelus                           (94)          144        (1,052)          662            21
                                -------       -------       -------       -------       -------
Pro Forma Combined/(2)/         $26,229       $22,514       $46,442       $41,229       $27,366
                                =======       =======       =======       =======       =======

Fully diluted net income
 per common share/(3)/:
   SunGard (as reported)          $0.61         $0.51         $1.12         $1.04/(5)/    $0.79
                                  =====         =====         =====         =====         =====

   Pro Forma Combined             $0.61         $0.53         $1.08         $1.00         $0.75
                                  =====         =====         =====         =====         =====

Shares used to compute fully
 diluted net income per
 common share:
   SunGard (as reported)/(4)/    38,348        38,534        38,502        38,352        37,982
   MACESS                         1,990         1,990         1,990         1,990         1,990
   Renaissance                    1,513         1,513         1,513         1,513         1,513
   Intelus                          810           810           810           810           810
                                 ------        ------        ------        ------        ------
Pro Forma Combined               42,661        42,847        42,815        42,665        42,295
                                 ======        ======        ======        ======        ======

/(1)/ The fiscal year of Renaissance ends March 31. For purposes of the pro forma financial information presented above, the fiscal years ended March 31, 1995, 1994 and 1993 are included in the 1994, 1993 and 1992 columns, respectively. Interim six month information is presented on a calendar year basis.

/(2)/ Excludes merger costs which are estimated to be approximately $4.5 million.

/(3)/ Fully diluted net income per common share includes assumed interest expense savings on convertible subordinated debentures, net of income taxes, of $1,565 and $4,337 in 1993 and 1992, respectively. The debentures were converted into common stock of SunGard on May 12, 1993.

/(4)/ All shares have been adjusted for the two-for-one stock split which occurred in July 1995.

/(5)/ 1993 includes after-tax gain on sale of product line of $3,371, or $0.09 per share on a fully diluted basis.

/(6)/ Includes after-tax charges of $1,150 and $164 during the fiscal year ended
      March 31, 1994 and the six months ended June 30, 1994, respectively, in connection with the settlement of litigation.

                                   SIGNATURE
                                   ---------



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  October 6, 1995

                                                 SUNGARD DATA SYSTEMS INC.



                                                 By: /s/ Michael J. Ruane
                                                    ----------------------------
                                                    Michael J. Ruane
                                                    Vice President-Finance and
                                                    Chief Financial Officer

                                 Exhibit Index
                                 -------------


Exhibit                                                                                 Page
-------                                                                                 ----

2.1   Agreement and Plan of Reorganization dated September 29, 1995 by and among
      SunGard, Newco, MACESS and the Principals.

2.2   Agreement and Plan of Merger dated September 29, 1995 by and among SunGard,
      Newco and MACESS.

23.1 Consent of Ernst & Young LLP, independent auditors, regarding such firm's report on MACESS' audited financial statements.

23.2 Consent of Deloitte & Touche LLP, independent auditors, regarding such firm's report on Renaissance's audited financial statements.

23.3 Consent of Coopers & Lybrand L.L.P., independent accountants, regarding such firm's report on Intelus' audited financial statements.

99.1  Press Release dated October 2, 1995 regarding MACESS and Intelus acquisitions.

99.2  Press Release dated September 28, 1995 regarding the Renaissance acquisition.
